Exhibit 99.1

AstroNova Announces Fiscal First-Quarter 2024 Financial Results

Company to Host Conference Call at 9:00 a.m. ET Today

Fiscal First-Quarter 2024 Summary (Comparisons with Q1 FY 2023)

  Bookings of $38.4 million, up 18.2%
  Revenue of $35.4 million, up 14.2%
  Operating income of $1.5 million, up 91.2%
  Net income of $0.8 million, up 99.5%
  Earnings per diluted share of $0.11, up 83.3%
  Adjusted EBITDA of $3.1 million, up 59.9%

WEST WARWICK, R.I.--(BUSINESS WIRE)--June 8, 2023--AstroNova, Inc. (Nasdaq: ALOT), a global leader in data visualization technologies, today announced financial results for the first quarter ended April 29, 2023.

CEO Commentary

“Our strong first-quarter results reflected our solid performance integrating the Astro Machine acquisition, maintaining cost discipline and capitalizing on the expanding recovery of the commercial aviation market,” stated Greg Woods, AstroNova’s President and Chief Executive Officer. “The hard work of our teams around the globe helped to deliver an 18% increase in orders, a 14% increase in revenue and a 91% increase in operating profit. These results were driven by the contribution of Astro Machine in our Product Identification (Product ID) segment and the momentum of the commercial aerospace products in our Test & Measurement (T&M) segment.

“In the Product ID segment, we expect that revenue from the retrofitted printers in the field that were sidelined last year by a supplier-related ink quality issue will increase over the coming quarters, as more units are returned to full production. Last month marked the launch of AstroNova’s first eCommerce site, and we kicked off the 2023 trade show season with a great response at two large shows in Germany: interpack in Düsseldorf and FESPA Global Print Expo in Munich. Our eCommerce site features some of our latest products, including those demonstrated at interpack and FESPA, and lead generation from these activities has been very strong. We have several exciting new products in the pipeline for this year, with our next new printer scheduled to launch in just a few weeks.

“In our T&M segment, the continued strong growth in air travel and the increasing number of aircraft in service, continue to bode well for the hardware, supplies and service areas of our aerospace product lines. As we move through the year, we remain focused on executing on the key tenets of our growth strategy: operational excellence, product innovation, strategic M&A and geographic expansion,” Woods concluded.

First-Quarter Fiscal 2024 Financial Summary

Revenue increased 14.2% to $35.4 million from $31.0 million in the year-earlier period, driven primarily by the Product Identification segment.

Hardware revenue grew 25.4% to $11.7 million compared with $9.3 million in the first quarter of fiscal 2023. Supplies revenue increased 6.3% to $19.1 million from $17.9 million in the comparable period of fiscal 2023. Revenue from Service/Other increased 24.4% to $4.7 million from $3.8 million in the first quarter of fiscal 2023.

Gross profit increased 15.4% to $12.4 million, or 35.0% of revenue, from $10.7 million, or 34.6% of revenue, in the first quarter of fiscal 2023, primarily reflecting the effect of higher revenue in the fiscal 2024 period.

Operating expenses totaled $10.9 million, an increase of 9.6% from $10.0 million in the year-earlier period, primarily reflecting higher general and administrative expenses associated with the addition of Astro Machine in the third quarter of fiscal 2023.

Operating income increased 91.2% to $1.5 million from $0.8 million in the first quarter of fiscal 2023, primarily reflecting the acquisition of Astro Machine.

Net income was $0.8 million, or $0.11 per diluted share, compared with net income of $0.4 million, or $0.06 per diluted share, in the first quarter of fiscal 2023.

Earnings before interest, taxes, depreciation and amortization (EBITDA) was $2.7 million compared with $1.6 million for the same period in fiscal 2023.

Adjusted EBITDA, which the Company defines as earnings before interest, taxes, depreciation, amortization and share-based compensation, was $3.1 million for the first quarter of fiscal 2024, compared with $1.9 million in the first quarter of fiscal 2023.

Bookings totaled $38.4 million, compared with $32.5 million in the first quarter of fiscal 2023, reflecting an increase in orders for both segments.

Backlog as of April 29, 2023 was $38.7 million versus $29.3 million at the end of the fiscal 2023 first quarter.

First-Quarter Fiscal 2024 Operating Segment Results

Product Identification

Product Identification segment revenue was $25.1 million in the first quarter of fiscal 2024, compared with $21.7 million in the fiscal 2023 first quarter. Segment operating profit was $2.5 million, or 10.0% of revenue, compared with segment operating profit of $1.4 million, or 6.5% of revenue, in the first quarter of fiscal 2023.

Test & Measurement

Test & Measurement segment revenue increased to $10.3 million in the first quarter of fiscal 2024 from $9.3 million in the first quarter of fiscal 2023. Segment operating profit was $2.1 million, or 20.1% of revenue, compared with segment operating profit of $1.9 million, or 20.6% of revenue, in the first quarter of fiscal 2023.

Earnings Conference Call

AstroNova will discuss its first-quarter fiscal 2024 financial results in an investor conference call at 9:00 a.m. ET today. To participate on the conference call, please dial (404) 975-4839 (U.S. and Canada) or (833) 470-1428 (International) approximately 10 minutes prior to the start time and enter access code 177418. A real-time and an archived audio webcast of the call will be available through the “Investors” section of the AstroNova website, https://investors.astronovainc.com.

Use of Non-GAAP Financial Measures

In addition to financial measures prepared in accordance with generally accepted accounting principles (GAAP), this news release contains the non-GAAP financial measures EBITDA and Adjusted EBITDA.

AstroNova believes that the inclusion of these non-GAAP financial measures helps investors gain a meaningful understanding of changes in the Company’s core operating results and can help investors who wish to make comparisons between AstroNova and other companies on both a GAAP and a non-GAAP basis. AstroNova’s management uses these non-GAAP financial measures, in addition to GAAP financial measures, as the basis for measuring its core operating performance and comparing such performance to that of prior periods and to the performance of its competitors. These measures are also used by the Company’s management to assist with their financial and operating decision-making. Please refer to the financial reconciliation tables included in this news release for a reconciliation of GAAP measures to the most directly comparable non-GAAP measures for the three months ended April 29, 2023 and April 30, 2022.

About AstroNova

AstroNova (Nasdaq: ALOT), a global leader in data visualization technologies since 1969, designs, manufactures, distributes, and services a broad range of products that acquire, store, analyze, and present data in multiple formats.

The Product Identification segment provides a wide array of digital, end-to-end product marking and identification solutions including hardware, software, and supplies for OEMs, commercial printers, and brand owners. The Test and Measurement segment provides products designed for airborne printing solutions, avionics, and data acquisition. Our aerospace products include flight deck printing solutions, networking hardware, and specialized aerospace-grade supplies. Our data acquisition systems are used in research and development, flight testing, missile and rocket telemetry production monitoring, power, and maintenance applications.

AstroNova is a member of the Russell Microcap® Index and the LD Micro Index (INDEXNYSEGIS: LDMICRO). Additional information is available by visiting https://astronovainc.com/.

Forward-Looking Statements

Information included in this news release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not statements of historical fact, but rather reflect our current expectations concerning future events and results. These statements may include the use of the words “believes,” “expects,” “intends,” “plans,” “anticipates,” “likely,” “continues,” “may,” “will,” and similar expressions to identify forward-looking statements. Such forward-looking statements, including those concerning the Company’s anticipated performance, involve risks, uncertainties and other factors, some of which are beyond our control, which may cause our actual results, performance or achievements to be materially different from those expressed or implied by such forward-looking statements. These risks, uncertainties and factors include, but are not limited to, (i) the risk that we may not be able to realize the expected synergies from our acquisition of Astro Machine, (ii) the risk that apparent improvements in the Aerospace and Defense sectors may not continue and (iii) those factors set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2023 and subsequent filings AstroNova makes with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The reader is cautioned not to unduly rely on such forward-looking statements when evaluating the information presented in this news release.

ASTRONOVA, INC.
Condensed Consolidated Statements of Income
In Thousands Except for Per Share Data
(Unaudited)

	Three Months Ended
	April 29, 2023	April 30, 2022
Net Revenue	$35,419	$31,010
Cost of Revenue	23,034	20,281
Gross Profit	12,385	10,729
Total Gross Profit Margin	35.0%	34.6%
Operating Expenses:
Selling & Marketing	6,010	5,883
Research & Development	1,788	1,522
General & Administrative	3,126	2,560
Total Operating Expenses	10,924	9,965
Operating Income	1,461	764
Total Operating Margin	4.1%	2.5%
Other Expense, net	434	279
Income Before Taxes	1,027	485
Income Tax Provision	179	60
Net Income	$848	$425
Net Income per Common Share - Basic	$0.12	$0.06
Net Income per Common Share - Diluted	$0.11	$0.06

Weighted Average Number of Common Shares - Basic	7,370	7,263
Weighted Average Number of Common Shares - Diluted	7,450	7,396

ASTRONOVA, INC.
Consolidated Balance Sheets
In Thousands
(Unaudited)

	April 29, 2023	January 31, 2023
ASSETS
CURRENT ASSETS
Cash and Cash Equivalents	$5,413	$3,946
Accounts Receivable, net	19,285	21,598
Inventories, net	53,126	51,324
Prepaid Expenses and Other Current Assets	2,678	2,894
Total Current Assets	80,502	79,762
PROPERTY, PLANT AND EQUIPMENT	55,474	55,394
Less Accumulated Depreciation	(41,556)	(41,106)
Property, Plant and Equipment, net	13,918	14,288
OTHER ASSETS
Intangible Assets, net	20,630	21,232
Goodwill	14,760	14,658
Deferred Tax Assets	6,907	6,907
Right of Use Asset	858	794
Other Assets	1,621	1,566
TOTAL ASSETS	$139,196	$139,207
LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts Payable	$8,000	$8,479
Accrued Compensation	3,267	2,750
Other Liabilities and Accrued Expenses	3,484	3,308
Revolving Line of Credit	15,900	15,900
Current Portion of Long-Term Debt	2,100	2,100
Current Portion of Royalty Obligation	1,600	1,725
Current Liability – Excess Royalty Payment Due	379	562
Income Taxes Payable	730	786
Deferred Revenue	1,971	1,888
Total Current Liabilities	37,431	37,498
NON-CURRENT LIABILITIES
Long-Term Debt, net of current portion	11,678	12,040
Royalty Obligation, net of current portion	3,102	3,415
Lease Liability, net of current portion	581	555
Income Taxes Payable	491	491
Deferred Revenue	267	674
Deferred Tax Liabilities	172	167
TOTAL LIABILITIES	53,722	54,840
SHAREHOLDERS’ EQUITY
Common Stock	538	534
Additional Paid-in Capital	61,526	61,131
Retained Earnings	60,023	59,175
Treasury Stock	(34,585)	(34,235)
Accumulated Other Comprehensive Loss, net of tax	(2,028)	(2,238)
TOTAL SHAREHOLDERS’ EQUITY	85,474	84,367
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$139,196	$139,207

ASTRONOVA, INC.
Revenue and Segment Operating Profit
In Thousands
(Unaudited)

	Revenue		Segment Operating Profit
	Three Months Ended		Three Months Ended
	April 29, 2023	April 30, 2022	April 29, 2023	April 30, 2022
Product Identification	$25,095	$21,724	$2,515	$1,413
Test & Measurement	10,324	9,286	2,072	1,911
Total	$35,419	$31,010	4,587	3,324
Corporate Expenses			3,126	2,560
Operating Income			1,461	764
Other Expense, net			434	279
Income Before Income Taxes			1,027	485
Income Tax Provision			179	60
Net Income			$848	$425

ASTRONOVA, INC.
Reconciliation of Net Income to EBITDA
In Thousands
(Unaudited)

	Three Months Ended
	April 29, 2023	April 30, 2022
Net Income − GAAP	$848	$425
Interest Expense	615	175
Income Tax Provision	179	60
Depreciation/Amortization	1,055	912
EBITDA	$2,697	$1,572

ASTRONOVA, INC.
Reconciliation of Net Income to Adjusted EBITDA
In Thousands
(Unaudited)

	Three Months Ended
	April 29, 2023	April 30, 2022
Net Income − GAAP	$848	$425
Interest Expense	615	175
Income Tax Provision	179	60
Share-Based Compensation	356	337
Depreciation/Amortization	1,055	912
Adjusted EBITDA	$3,053	$1,909

Contacts

Scott Solomon
Senior Vice President
Sharon Merrill Associates, Inc.
(857) 383-2409
ALOT@investorrelations.com